EXHIBIT 99.2

Global Power Equipment Group Conference Call
October 30, 2001             10:00 a.m.

Operator:                           Good morning and welcome to the Global Power Equipment Group conference call for October 30th, 2001. Your host for today will be Bob Zwerneman. Please go ahead sir.

Bob Zwerneman:              Thank you very much Cathy. Good morning everyone. I would like to welcome you to Global Power Equipment Group’s third quarter 2001 earnings conference call. Joining me on today’s call is Mr. Larry Edwards, Global Power Equipment’s Chief Executive Officer and Mr. Mike Hackner, our Chief Financial Officer. I assume everyone has received a copy of our earnings release from yesterday. However, in the event you have not, please contact Susan Stone at area code 918-488-0828. That again is 918-488-0828 and she will either fax or e-mail a copy to you immediately. You can also visit our website at www.globalpower.com to find the copy of our release on our home page. There is also a link to a presentation of select information which we will be sharing with everyone this morning if you go to www.globalpower.com/q301. That’s q301, all lowercase, you will find the slides. It is case sensitive and it is also all lower case. If you do not have access to the Internet and would like a copy of the slides, please contact Susan Stone at the same number and that is 918-488-0828 and she will send you a copy.

                                           Before I turn the call over to Larry to discuss our results, I must inform everyone that during this call, we will be making forward-looking statements relating to operations of our results and benefits of certain initiatives, outlooks for the markets we serve and certain aspects of our sales strategies. Such statements are made based on management’s belief as well as assumptions made by and information currently available to management pursuant to safe harbor provision of the private securities litigation reform act of 1995. While these statements reflect our best judgment, they are subject to risks and uncertainties that could cause a change in focus and direction. A discussion of certain risk factors that may cause actual results to differ from these forward-looking statements can be found in Global Power’s form S1 and in our 10Q for the period ending June 30th, 2001 on file with the SEC. With that, I would now like to turn it over to Larry Edwards.

Larry Edwards:                 Thank you Bob, good morning everyone. Hopefully everyone has found the slides we will be presenting this morning. If you have, please go forward to slide number three. I want to provide a brief outline of what we will be covering. First, I want to address our operating strategy and provide you some details of our global operations and update certain elements of our operation and sales initiatives since the end of June, something that I believe will help give you insight to the strength, as well as the variability of the business. Mike Hackner will address our third quarter financial results in a moment and provide guidance concerning our financial outlook. I believe everyone will gain more confidence about our business model and the visibility that we have into the future. Then I will talk about our leadership position in our market segments.

                                           Secondly, I want to provide an overview of market conditions in the energy infrastructure arena across several geographies and why we are confident that not only does the market continue to be very strong but we believe it will afford opportunities for those firms that have taken the right steps. We continue to believe that our efforts over the past several years to strategically position our partnerships and operations around the globe gives us a comparative advantage that should continue to drive our profitability. I will also explain why Global Power Equipment has great balance with our complimentary product offerings and how our outsourcing model gives us what we believe is almost infinitely, scaleable manufacturing capacity to remain number one in the lowest cost, highest quality supplier in our market segments.

                                           Third, I want to talk about some of the strategic growth initiatives we are pursuing in broad terms, that will deliver greater shareholder value over the next twelve to eighteen months and beyond. As everyone now realizes, valuations in some sectors are very attractive and in some cases, present a very compelling opportunity for firms like ours, one with a rapidly improving balance sheet and strong cash flow. I will not be announcing any acquisition on this call nor do I even intend to suggest that one is imminent. I simply want to describe the mindset that we have at Global Power and what we consider strategically important to our future, what is not and why. Before I address those three specific points, I would like Mike Hackner to review the financial highlights of our third quarter and help you better understand the solidness of Global Power’s business model. Mike.

Mike Hackner:                 Thanks Larry. Good morning everyone. If you could turn to slide number four, we’ll examine the line items of the income statement. As everyone has been able to see in our press release this morning, Global Power’s financial results reflected the continued strength of the overall market and the benefits of the structure and controls we have implemented over the past several years, including our outsourcing model. Our third quarter revenues of one hundred and eighty point eight million dollars were up eighty point five million dollars from what we recorded in the comparable period last year and up from our June quarter by approximately five point four percent. Our overall quarterly gross margin came in at thirty-one point five million dollars on revenues of one hundred and eighty point eight million dollars, yielding a seventeen point four percent gross margin, squarely in the middle of our guidance we provided during the second quarter earnings call. We continue to shift our manufacturing effort to our acquired and expanded operations in Mexico as well as two other low cost supply sources that over time should produce a positive effect on margins. These efforts combined with reduced interest expense as a result of our debt reduction gave rise to a third quarter EPS figure of twenty-five cents per share. We’re very pleased with those results.

                                           Looking forward, we anticipate that our gross margin will remain in the seventeen to seventeen point five percent range for the fourth quarter and around seventeen percent for our fiscal year 2002. Our total EBITDA for the most recent period rose to twenty-two point five million dollars compared to ten point five million dollars for the same period last year; a very strong one hundred and thirteen percent increase. If you turn to slide number five, there is a breakout of our revenue on both the segment and geographic basis. Our auxiliary power segment posted very strong revenues of seventy-four million dollars in the third quarter representing forty-one percent of our total. Not surprisingly, over eighty-seven percent of our quarterly revenue, originated within the US market. Our HRSG segment remained essentially unchanged from a very strong performance posted in the second quarter. We expect our HRSG segment should account for a larger share of our revenues in the fourth quarter, based upon our projects in process and our firm order backlog. Larry will address both the backlog as well as the sales pipeline in a few minutes.

                                           In order to help everyone better understand our results, let me explain the different revenue recognition practices we employ. In our auxiliary power segment, we book revenues on a completed contract method where once ownership transfers to the customer, we record the revenue. When the equipment is loaded onto the trucks or the rail cars or is delivered to the customer in some cases, we recognize the revenue. For the HRSG segment, revenues are recognized under percentage of completion method. As work progresses, we record revenue and current project projected costs to the financial statements. At various milestones, our customers make progress payments to us. Generally the revenue recognition lags somewhat behind our customer collections. Each segment has it’s own characteristics and the revenue recognition impact can be significant depending on the size of the job. That said, we fully expect to match our previous revenue guidance for this year of between six hundred and seventy and six hundred and eighty million dollars. We further expect that our HRSG segment should account for approximately sixty percent of total 2001 annual revenues.

                                           Slide number six is the same table we included in our second quarter earnings press release. This slide reconciles our reported figures to the pro forma effects, accounting for our change in tax status and our main IPO. Several people new to the company have asked for this information and it is necessary only to lend comparability to the year to date numbers. I will not speak to this slide directly. Turning then to slide number seven, I want to point out the cash flow for the quarter with focus on our continued debt reduction. During the quarter, we essentially eliminated our short term revolver debt and eliminated an additional three point six million dollars of long term debt. Including the capital raised from our public offering, we have retired one hundred and one point three million dollars or fifty point nine percent of our debt over the last twelve months. Our current plan is to continue to retire debt from eternally generated funds. Our backlog at the end of September was six hundred and eighty-nine million dollars compared against three hundred and fifty-four million dollars a year ago and six hundred and eighty-two million dollars at the end of June.

                                           Slide number eight illustrates the lumpiness in our backlog very well where the quarter’s end snapshot does not always accurately reflect the rolling status of jobs being worked off and new bookings coming on. Let me remind everyone that a year ago, our September backlog of three hundred and fifty-four million was not only well below our year to date revenues but significantly below what we anticipate for this year. To that end, we are very confident that our visibility into 2002 with our current backlog and our current sales pipeline gives us great comfort in being able to meet our financial targets. Turning to the last slide, here we have summarized some of the key financial statistics that illustrate our very strong business model. We continue to enjoy our negative networking capital position based on our billings and excess of costs and estimated earnings. Our receivables represent and effective DSO level of fifty days.

                                           Based on the first nine months of results, our EBITDA is on a run rate of eighty-three point four million dollars. Our debt to cash ratio has declined to sixty-two percent at the end of the third quarter and the run rate on a pretax return on invested capital is very strong at thirty-seven point five percent. For 2002, we anticipate that our total capex should fall between four and five million dollars, significantly reduced compared to our likely capex level of an estimated twelve to thirteen million dollars for the full year of 2001. The reason for the favorable decline is tied to the outlay of approximately seven million dollars for the assets and expansion capital we spent to acquire plant and equipment in Mexico. At this point, we do not anticipate any similar outlays in 2002. As it concerns next year, we are presently finalizing our fiscal year 2002 budget and have not yet completely finished that exercise. Given that caution, at this stage we remain fairly comfortable that our business segments will generate combined revenues of between seven hundred and seventy-five and eight hundred and ten million for 2002 and we are comfortable with the current consensus EPS of a dollar thirteen. I will now turn the call back to Larry.

Larry Edwards:                 Thanks Mike. Well now everyone, I’d like to give you even greater insight into our business. To begin with, many of our shareholders from institutional to retail holders ask why don’t we announce our project wins and press releases. The answer is simply one, either we can’t for contractual reasons or two, we choose not to for competitive business reasons. While we wish we could be more forthcoming in notifying everyone of our wins in the market, the bottom line is we really can’t. We devote all of our energy to operating our businesses efficiently and taking care of our customers and clearly our financial results in the most recent quarter and this year reflect that philosophy. We trust our shareholders understand that. In fact, trust is a cornerstone of Global Power’s entire business model with our customers and with our international alliance and manufacturing partners. The relationships we forge with our customers in both of our business segments with leading firms including GE, Mitsubishi, Seimens Westinghouse, Kinder Morgan Power, Tenaska , The Southern Company and several other well known energy producers, places in a unique position to plan our growth.

                                           Our customers depend on us to meet rigorous standards and timetables and to assist us, they speak to us openly about their needs, sometimes on a daily basis, not just for the current orders we are working on for them, but frequently about projects they’re planning well into the future. While a common opinion voiced by people unrelated to our business segments is that the gas turbine market will begin to soften after 2003, none of our customers have expressed any statement that validates such an opinion and we trust our customers. Last week, a couple of IPP’s indicated that they are reviewing their announced forward growth plans and might delay a limited number of turbines slated for delivery in the 2004, 2005 period. We have not had any indication from either GE or Seimens Westinghouse of such a development. Our read of the preliminary announcements and our belief is that either GE or Seimens Westinghouse will simply reposition those turbines somewhere else around the globe. To keep everyone anchored, the possible delays or cancellations by those two IPP’s represent less than one half of one percent of GE’s and Seimens Westinghouse’s annual turbine output.

                                           We continue to scale our engineering and manufacturing capabilities to meet the needs of our customers and we aggressively position our facilities in low cost locations. Doing so maintains our competitive position in any market environment. Let me give you some numbers to help you appreciate the situation more fully. On the market side of our business, ten customers accounted for approximately eighty-five percent of the six hundred and eighty-nine million backlog we have booked at the end of September. Let me say that again. Ten customers represent an overwhelming piece of our current order book. Every year we can count our major customers on one hand. Based on the information they have shared with us, we still have not seen any evidence to believe there is a definitive point where the market reverses course.

                                           Before I switch to the supply side of our model, I want to discuss our firm book of orders. Our backlog at the end of September was six hundred and eighty-nine million dollars compared to three hundred and fifty-four million dollars the year before and six hundred and eighty-two million dollars at the end of June. As Mike showed you earlier, our backlog has not always marched straight upward on a month to month basis and not surprisingly to us, sometimes the backlog can decline for a couple of months or more, depending on the point of completion for certain jobs or the date new orders are booked. The fact that our backlog at the end of September did not rise by twenty percent over the end of June means nothing.

                                           As we have all seen recently, some companies have been quick to attribute the September 11th tragedy to reduced earnings, or in many cases, reduced forward guidance. We experienced no measurable impact on our third quarter results and we did not modify our forward guidance. That said, we do believe that our bookings in the second half of September were below what we had been tracking and quite frankly what we were expecting. Our observation is, the cause of the September 11th tragedy, business decisions were held in abeyance in virtually every company as all of us relived that day. A lot of lives and families were tragically affected, including some of our own investors and we would like to extend our deepest sympathies to anyone that lost someone close to them. But for those of us in the business, business goes on. We continue to monitor sales prospects that are pending and our contacts have assured us the orders are coming.

                                           Just so you know, we will not include any order that is not accompanied by a signed purchase order as some firms might. I will also add that our contracts have cancellation provisions that make it extremely unlikely that a booked order would be canceled given the economic penalties that we would capture. Bottom line is that our backlog may not rise until some point in the first half of 2002. As I just said, it means absolutely nothing except that with our ever expanding manufacturing capability, we are turning jobs faster as evidenced by our rising revenue, that means we’re currently completing jobs as quickly as new orders come in. I want to present a balanced scorecard of our business situation this morning though. To address the specific question if we have had any orders canceled, the answer to that question is yes but nothing significant or abnormal; under two million dollars at the most. One of our customers did as us recently to delay a project of fairly average size for nine to twelve months as they rework the internal approval process. This too is normal for us to see as firms are sometimes racing against a pre June 1st online date where schedules can be affected. All in all, we believe our backlog is rock solid and sufficiently large enough to support the revenue guidance Mike provided earlier.

                                           Now I want to say just a few things about our global operations. The reason we win more awards than our next closest competitor is because we are the unmatched leader, which requires competitive and skilled resources as we discussed with you before. Including our own as well as the personnel dedicated to our effort by our domestic and international partners, we currently have over twelve thousand individuals in seventeen countries working on Global Power Equipment projects and another six thousand people plus available to meet our demand growth. Also, the real estate committed to our manufacturing effort is quite impressive which measures over thirteen million square feet or the equivalent of almost two hundred and seventy-five football fields. Capacity is important in our business and is the primary driver in capturing the lion’s share of new projects that will be built. The picture is very clear. We have the where with all to meet the needs of our customers from just about any point on earth with the highest quality and at the most competitive position of any firm. This is why we’re number one in virtually all of the segments we operate within.

                                           And now let me briefly discuss the international marketplace which has become significantly more active. In some ways, Europe is beginning to resemble the US. Counting the twenty, GE 9FA combined cycle plants that are going into Spain, Italy, Germany and Turkey along with twenty, smaller mostly single cycle plants in those same countries, there’s probably seven thousand to nine thousand megawatts being placed into Europe this year. Next year the count is up to between thirteen thousand to fifteen thousand megawatts and 2003 could be close to twenty thousand megawatts. And Germany’s decision to replace it’s nuclear plants with gas turbine power plants could become common place everywhere depending on the policies that certain countries implement in what has become a safety conscious world. In Southeast Asia, there are seven firm orders for gas turbines in Taiwan, with another eighteen more coming. Four large frame units are coming in Malaysia and we’ve had and continue to have discussions in China for some LNG plants.

                                           While today, South America is a mixed bag of needs versus problems for new power plants, we believe that post 2003, Brazil, Argentina and Chile should be a very different environment. In my twenty-five years in this business, all at this company, I’ve seen some great market conditions and some not so great environments and I’ve never been more convinced and quite honestly, more optimistic about the immediate and intermediate future for the industry and our company. Our operating and financial strength is something I also feel very confident about and something that we intend to leverage for even faster growth and that’s the topic I would like to address next.

                                           Where is Global Power Equipment heading? Since going public, a parade of investment bankers have presented us some very interesting opportunities. In the past four months alone, we have looked at over twenty business opportunities, most we had no interest in. However, a couple are interesting and it all boils down to three criteria. One, does it fit and offer market or operational synergies that compliment our existing businesses? Two, does it provide us entrees into other industries or geographies that we believe are vital to our future and three, is the value to opportunity accretive to our earnings without unduly leveraging our balance sheet? Our acquisition of consolidated fabricators or CFI met all of those criteria and has been a tremendous addition to the company and accretive to our earnings. We only hope that every opportunity has a pay back under thirty-six months and can be seamlessly integrated into our existing organization without a hitch. And while our roots are in the power business and we do take pride of our two tier niche today, we believe the market forgets that we are a global engineering and manufacturing firm and not an independent power producer.

                                           That stated, let me describe some of the kinds of businesses we would like to see on our wish list. First, we feel confident about our current business segments. Ideally we would like to double our bet in the HRSG and auxiliary power equipment segments. However the prospects that we are considering, it does not appear that the economics of those targets would meet our investment criteria and more over, our advisors, our key shareholders and I believe the market has indicated that they believe we should diversify our business into other areas and we intend to. As I just stated, too many people inappropriately tie us directly to the IPP sector. Therefore we believe a strategy to diversify and to service oriented businesses with predictable recurring revenues and healthy margins with a customer base inside and outside of the power infrastructure arena has some merit.

                                           Today, Global Power has a strong business model and a firm foundation. Tomorrow we want to add additional functionality that spans industries beyond just the power sector and allows us to leverage unique technology that could support further margin expansion in our existing product lines. If we can identify such an opportunity under the right economic terms, we will act swiftly. I cannot provide you though any timetable for that event. Lastly I’d like to inform everyone that we will be on the road next week in six cities visiting with institutions in Boston, New York City and the New Jersey area, Philadelphia, Chicago and Minneapolis. We have had many requests to hear the Global Power Equipment story and we set aside the time to visit with the financial community. Interest by firms wanting to meet with us has been extremely high and we’re pleased by the response and we’re looking forward to meeting with everyone next week.

                                           With that, we’ll be happy to take your questions.